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                                                                   EXHIBIT 10.26

                    Ricci L. Gardner
                    Vice President, Human Resources



                                December 3, 1997



Mr. Thomas N. Hund
6 Windsor Court
South Barrington, Illinois 60010

Dear Mr. Hund:

     Burlington Northern Santa Fe Corporation (the "Company") is willing to offer you the opportunity to receive the benefits as described in your Santa Fe Pacific Letter Agreement (change in control) dated June 20, 1994, as amended, between you and Santa Fe Pacific Corporation, and which was assumed by the Company on September 22, 1995.

     As you know, the opportunity for you to receive the benefits of your Agreement expires February 6, 1998. Notwithstanding any provision of the Burlington Northern Santa Fe Employee Retention Agreements adopted January 16, 1997 to the contrary, in consideration of your continued employment, the Company is agreeable to providing you with the benefits of the Agreement including the provision of the benefits of Section 4(iii)(b)(1) on an after-tax basis subject to the limitations of the Agreement if you are not appointed to the position of Senior Vice President and Chief Financial Officer by December 31, 1999 or if a person other than yourself is appointed to this position by such time and you give Notice of Termination as provided for in the Agreement. This Letter Agreement will expire on January 3, 2000.

     By signing below, you are accepting the terms and conditions of this Letter Agreement.

                                          Sincerely,



                                          Ricci L. Gardner
                                          Vice President - Human Resources

Agreed:


/s/ THOMAS N. HUND
Signature

February 6, 1998
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                                                                   EXHIBIT 10.26


Date:     December 3, 1997

To:       CIC Person in Schaumburg (SF)

From:     Ricci Gardner

Subject:  Change in Control


     Burlington Northern Santa Fe Corporation (the "Company") is willing to offer you the opportunity to extend the date by which you may receive benefits as described in your Santa Fe Pacific Letter Agreement dated June 20, 1994, as amended, between you and Santa Fe Pacific Corporation ("Letter Agreement"), and which was assumed by the Company on September 22, 1995.

     As you know, the opportunity for you to receive the benefits of your Letter Agreement expires February 6, 1998. Notwithstanding any provision of the Burlington Northern Santa Fe Employee Retention Agreements adopted January 16, 1997 to the contrary, in consideration of your continued employment, the Company is agreeable to extending the date so that benefits of the Letter Agreement would be available to you (as set forth in Section 1 of the Letter Agreement) to the earlier of June 30, 2001, or the date upon which your position is relocated to Fort Worth, Texas. During this period, the benefits of the Letter Agreement would be available if you satisfy the conditions of a termination for Good Reason under the Letter Agreement (other than Good Reason relating to the relocation of the Company's headquarters to Fort Worth, Texas), if you are relocated to Fort Worth or by the Company's termination of your employment for reasons other than for cause. This supplement to your Letter Agreement will expire the earlier of June 30, 2001, or upon the relocation of your position to Fort Worth, Texas.

     By signing below, you are accepting the terms and conditions of this supplement to your Letter Agreement, which extends the date of any right to receive benefits you may have until June 30, 2001, or until relocation of your position to Fort Worth, Texas.


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